UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

ARROW INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

N/A

(2)	Aggregate number of securities to which transaction applies:

N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

N/A

(4)	Proposed maximum aggregate value of transaction:

N/A

(5)	Total fee paid:

N/A

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following press release was distributed on September 13, 2007:

Date: September 13, 2007	Contact: Frederick J. Hirt, CFO Phone: 610-478-3117
ARROW INTERNATIONAL SENDS LETTER REMINDING SHAREHOLDERS TO VOTE
WHITE PROXY CARD IN SUPPORT OF TELEFLEX MERGER AND ELECTION OF
CURRENT BOARD OF DIRECTORS
READING, PA September 13, 2007 — Arrow International, Inc. (NASDAQ: ARRO) today sent another letter to shareholders urging them to vote today on the WHITE proxy card for its planned $45.50 merger with Teleflex Incorporated (NYSE: TFX) and to re-elect the Arrow Board of Directors, who are committed to completing the Teleflex transaction and delivering $45.50 per share of Arrow common stock to shareholders once the merger is consummated. The Annual Meeting is on September 20, 2007.
The text of the letter follows:
VOTE YOUR WHITE PROXY CARD TODAY
September 13, 2007
Dear Fellow Arrow Shareholder:
Your vote in support of the merger on the WHITE proxy card is very important
With the Annual Meeting just a week away on September 20, we urge you to vote your WHITE proxy card NOW in support of our $45.50 per share merger with Teleflex. By voting the WHITE proxy card, and voting to approve this transaction and re-elect all of the members of your current Board of Directors, you can help assure that the merger is completed and that you will receive your cash payment.
Your vote to re-elect Arrow’s director-nominees is also very important
If you are in favor of the Teleflex merger, we believe it is in your best interests to vote to re-elect your current Board of Directors. These directors are experienced, dedicated and fully committed to completing the Teleflex merger and protecting the interests of all Arrow shareholders. Your current Board of Directors initiated the strategic alternatives process that resulted in the $45.50 per share cash offer from Teleflex.
Do NOT add risk by voting for the McNeil Trust
There is no need to add uncertainty to the merger closing process by electing new directors, as the McNeil Trust is attempting to do. The McNeil Trust opposed the strategic alternatives process from the beginning and voiced support for the merger only after the transaction was publicly announced. There is a difference between being committed to a transaction and merely agreeing to vote for it. We do not think it is in your best interest to allow nominees of a shareholder who is not committed to completing this merger handle any issues that may arise between the approval of the merger agreement and the closing of the transaction. We believe the McNeil Trust’s nominees are not the best option for shareholders. We believe their slate presents added risk to the transaction, and in the unlikely event the merger is not consummated, the Trust’s slate offers only a return to the disappointments that existed when the current Board of Directors decided to explore strategic alternatives. We strongly urge you NOT to sign or return any blue proxy cards to the McNeil Trust.
Please vote the WHITE proxy card today
If your shares are held by your brokerage firm or bank, you must provide them with instructions on how to vote on your behalf or they will be unable to vote your shares on certain issues, including the adoption of the merger agreement. Given that time is short, we encourage you to follow the instructions on the enclosed form to vote by telephone or Internet.
If you have any questions or would like assistance in voting your shares of Arrow common stock, please call our proxy solicitor, Morrow & Co., Inc., toll-free at 1-800-662-5200.

Sincerely yours,
Philip B. Fleck
President and Chief Executive Officer
R. James Macaleer
Chairman of the Board of Directors
About Arrow
Arrow develops, manufactures and markets a broad range of clinically advanced, disposable catheters and related products for critical and cardiac care. The company’s products are used primarily by anesthesiologists, critical care specialists, surgeons, emergency and trauma physicians, cardiologists, interventional radiologists and other healthcare providers. Arrow’s news releases and other company information can be found on the World Wide Web at http://www.arrowintl.com. Arrow’s common stock trades on the NASDAQ Global Select Market™ under the symbol ARRO.
Additional Information
In connection with the proposed acquisition of Arrow by Teleflex Incorporated and Arrow’s 2007 Annual Meeting of Shareholders, Arrow filed a definitive proxy statement with the SEC, on August 24, 2007 and will be filing other documents with the SEC. Arrow has furnished a definitive proxy statement to its shareholders, together with a WHITE proxy card. Arrow shareholders are strongly advised to carefully read Arrow’s definitive proxy statement. Shareholders may obtain the definitive proxy statement on file with the SEC and any other documents filed by Arrow with the SEC for free at the internet website maintained by the SEC at www.sec.gov. Shareholders may obtain free copies of the definitive proxy statement and any amendments and supplements to the definitive proxy statement at Arrow’s website at www.arrowintl.com or by writing to Arrow International, Inc., 2400 Bernville Road, Reading, Pennsylvania 19605. In addition, copies of Arrow’s proxy materials may be requested by contacting our proxy solicitor, Morrow & Co. at (800) 662-5200 toll-free or by writing to Morrow & Co., 470 West Avenue, Stamford, CT 06902. Arrow and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Additional information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Arrow’s shareholders is available in Arrow’s definitive proxy statement filed with the SEC on August 24, 2007.